EXHIBIT 10.2

SEPARATION AGREEMENT

THIS AGREEMENT dated as of August 14, 2024 (“Agreement”) is made by and between Zomedica Corp. (the “Company”) and Peter Donato (“Executive”).

WHEREAS, Executive is employed as the Chief Financial Officer of the Company and the Company’s wholly owned subsidiary, Zomedica Inc.,

WHEREAS, the parties wish to enter into this Agreement regarding their separation, subject to the execution of the Consulting Agreement of even date (the “Consulting Agreement”).

ACCORDINGLY, in consideration of the execution and delivery of this Agreement and the compliance with the promises made herein, the parties agree that the precatory clauses above are incorporated herein and further agree as follows:

1. Last Day of Employment. Executive’s last day of employment as Chief Financial Officer is August 15, 2024 (the “Separation Date”).

2. Separation Benefits. In exchange for the mutual promises made in the Agreement, the parties agree as follows:

(a) The Company shall compensate Executive through the Separation Date in accordance with normal payroll practices, provided that Employee performs transition services reasonably requested by Company through the Separation Date.

(b) The Company shall reimburse Executive for business expenses incurred through the Separation Date in accordance with the Company’s policies and procedures.

(c) The Company shall reimburse Executive $27,500 for the remaining term of his leased home in Michigan. Such payment shall be made with the final paycheck and shall be subject to applicable local, state, federal and social security tax withholdings.

(d) The Company shall pay Executive for any accrued but unused paid time-off at the time of the next regular payroll payment following the Separation Date subject to applicable local, state, federal and social security tax withholdings.

(e) The Company and Executive agree to jointly prepare a press release and other communications with respect to the separation.

(f) Executive shall transition to a consulting role according to the terms of the Consulting Agreement.

(g) Executive shall forfeit any options that have been issued to him under the Zomedica Corp. Amended and Restated Stock Option Plan but have not vested as of the Separation Date. Executive’s vested options shall remain exercisable for the shorter of (i) the term of the Consulting Agreement and (ii) the Option Period as defined in the Executive’s Option Agreement.

(h) Except as expressly provided in this Section 2, Executive has no right to further benefits as an employee of Zomedica after the Separation Date.

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3. Confidentiality. Executive is subject to obligations of confidentiality pursuant to his Work Agreement dated March 16, 2023. Such obligations survive Executive’s separation from service in accordance with the terms of such Work Agreement.

In addition, notwithstanding this provision or any other provision of this Agreement, Executive and the Company agree that Executive, pursuant to the Defend Trade Secrets Act of 2016, shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

4. Confidentiality of Agreement. The parties represent and agree that they will keep the negotiations surrounding this Agreement confidential, and that they will not hereafter disclose (except as required by law) any information concerning the negotiations of this Agreement to any person other than their attorneys and financial or tax advisors or, in the case of the Executive, Executive’s immediate family, provided each is informed of and agrees in advance to be bound by this confidentiality provision; provided further that all parties acknowledge and agree that this Agreement will be filed with the Securities and Exchange Commission (“SEC”) in accordance with applicable law, and no confidentiality obligation is imposed relating to any information the Company files with the SEC. Nothing in this Agreement prevents or precludes Executive from cooperating with any inquiry by the SEC or any other regulatory agency or body.

5. Survival of Company Indemnification Obligations. All obligations of the Company to indemnify and defend Executive, and advance fees, costs and expenses to Executive, in each case pursuant to the Indemnity Agreement dated March 16, 2023, shall survive the Executive’s separation from service in accordance with the terms of such Indemnity Agreement. The Company shall not take any action that would terminate or limit the Company’s obligations to indemnify Executive, including without limitation by amending its bylaws.

6. Mutual Release and Waiver.

(a) Executive forever releases and discharges the Company, its parent, owners, agents, directors, officers, employees, and affiliates, of and from any and all claims, demands, equitable relief, damages, costs, expenses, administrative actions and causes of action of any kind or character, whether known or unknown, including, but not limited to, those claims relating in any manner to or arising from Executive’s employment with the Company, or the separation thereof, or which may otherwise arise under any federal or state statute, the common law or in equity, including but not limited to any claim arising under the Americans with Disabilities Act, the Age Discrimination in Employment Act ("ADEA"), the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Michigan Elliott-Larsen Civil Rights Act, or the Michigan Persons With Disabilities Civil Rights Act, all as amended, and contract or tort claims, provided that, nothing in this provision or Agreement shall preclude Executive from seeking a judicial determination regarding the validity of this waiver with respect to any claims under the ADEA..

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(b) The Company forever releases and discharges Executive from any claims, actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses in law or in equity, arising from or relating to Executive's employment with the Company, with the exception of claims related to fraud or embezzlement.

7. Non-Admission of Liability. This Agreement shall not be construed as an admission, nor is it an admission, by either party that it is liable in any respect for any claim or cause of action that has been or may hereafter be asserted. This Agreement is being entered into solely for the purpose of conferring consideration upon both parties in return for their resolution of the matters enumerated above.

8. Conditions of Effectiveness of this Agreement.

(a) Right to Review Agreement. Executive acknowledges and agrees that Executive has been offered a period of up to twenty-one days to review this Agreement with any attorneys, financial advisors or immediate family members, that Executive has been advised by the Company to do so, and to the extent Executive desires, has done so, that Executive has used the full twenty-one day period for such review or has voluntarily chosen to execute this Agreement before the end thereof, that Executive has read and understood the release provided herein and that Executive has knowingly and voluntarily agreed to all the terms of this Agreement and that Executive has signed this Agreement voluntarily without any coercion.

(b) Revocation. Executive has seven (7) days following the date upon which Executive signs and delivers this Agreement to the Company to revoke acceptance of the Agreement, except that the revocation shall be effective only if it is made in writing addressed to the Company and includes the statement: “I hereby revoke my acceptance of our Agreement,” and such written revocation is delivered to the Company by hand, registered mail, certified mail (return receipt requested) or overnight mail at 100 Phoenix Drive, Suite 190, Ann Arbor, Michigan 48108, Attn: Larry Heaton.

9. Non-disparagement. Executive further agrees not to, either by conversation or any other oral expression, by letter or any other written expression, or by any other deed or act of communication to the public or to any individual person or entity or groups of persons or entities, specifically including, but not limited to, past, present or future customers, clients, employees, independent contractors, or business associates of Zomedica, hereafter disparage, criticize, condemn or impugn the reputation or character of Zomedica and/or its board members, officers, directors, managers, employees, consultants or agents, based upon any event or circumstances occurring or existing prior to or on the date of this Agreement. Such limitation shall include, but not be limited to, comments or posts to any social media platform, any website, or employee/employer or company review forums, and further specifically including, by way of example but not limitation, any of the following sites: Stocktwits and any of its competitors or alternative social network platforms, Glassdoor, LinkedIn, Upwork, Facebook, and Reddit.

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10. Governing Law and Interpretation; Venue. This Agreement shall be governed by the laws of the State of Michigan without regard to its conflict-of-laws principles. Any and all disputes relating to or arising out of this Agreement, Executive’s employment with the Company or the termination of that employment shall be brought solely and exclusively in the federal or state courts located in Michigan.

11. No Actions. Each party represents that it has not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind (on his/its own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) that is pending in any court, or before any administrative or investigative body or agency (whether public, quasi-public, or private) against or involving the other party or any of his/its affiliates, including for the Company, Zomedica, Inc. Each party represents that it is not aware of or participating in any effort by any person or entity to assert any action, charge, complaint or proceeding of any kind, whether in court or before an administrative body or agency (whether public, quasi-public, or private), against or involving the other party or any of his/its affiliates, including for the Company, Zomedica, Inc.

12. Entire Agreement: Amendment. This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements concerning the same subject matter, except as expressly referred to or set forth herein. This Agreement may only be modified in writing signed by both parties.

13. Return of Company Property. Executive agrees to return, upon the Company's request, any Company property in his control or in his possession.

14. Negotiated Agreement. This Agreement amicably resolves any issues between the parties, and they agree that this Agreement and its accompanying exhibit agreements shall neither be interpreted nor construed as an admission of any wrongdoing or liability on the part of the Company or the Executive and that neither party shall be considered the primary drafter of this Agreement or its accompanying exhibit agreements.

15. Acknowledgement. The parties hereby acknowledge that they have read this Agreement, have had an adequate opportunity to review its terns and have been advised to consult with legal counsel before signing this Agreement. They further acknowledge that they understand this Agreement's terms and consequences and are executing it freely and voluntarily.

16. Binding. This Agreement shall be binding upon and inure to the benefit of Executive and the Company, and their respective heirs, administrators, successors and assigns.

17. Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures on this Agreement shall be valid and binding.

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NOW, THEREFORE, the Company and Executive now knowingly and voluntarily sign this Agreement on the date set forth below.

Zomedica Corp.

By:	/s/Larry Heaton
Printed:	Larry Heaton
Title:	CFO

/s/Peter Donato
Peter Donato

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